      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1996
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               PRICE/COSTCO, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 33-0572969
       (State of incorporation)                      (I.R.S. Employer
                                                  Identification Number)

                                 999 LAKE DRIVE
                           ISSAQUAH, WASHINGTON 98027
                                 (206) 313-8100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RICHARD J. OLIN
                                 VICE PRESIDENT
                               PRICE/COSTCO, INC.
                                 999 LAKE DRIVE
                           ISSAQUAH, WASHINGTON 98027
                                 (206) 313-6469
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           DAVID R. WILSON                           JEFFREY H. COHEN
      Foster Pepper & Shefelman                      NICK P. SAGGESE
    1111 Third Avenue, Suite 3400          Skadden, Arps, Slate, Meagher & Flom
      Seattle, Washington 98101             300 South Grand Avenue, Suite 3400
                                              Los Angeles, California 90071

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED         PER UNIT*         OFFERING PRICE    REGISTRATION FEE
Common Stock, $.01 par value per share.......  21,191,301 shares        $20.3125          $430,448,301         $148,431

*Estimated  solely for purposes of calculating  the registration fee pursuant to
 Rule 457(c) based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on May 20, 1996.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                EXPLANATORY NOTE

    This Registration Statement is being filed with respect to the offering of 19,500,000 shares of common stock, $.01 par value (the "Common Stock"), of Price/Costco, Inc., a Delaware corporation (the "Company"), owned by Fourcar B.V. (the "Selling Stockholder") (and an additional 1,691,301 shares of Common Stock owned by the Selling Stockholder upon exercise of the U.S. Underwriters' over-allotment option) in an underwritten public offering.

    The Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the U.S. and Canada of an aggregate of 15,600,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the U.S. and Canada of an aggregate of 3,900,000 shares of Common Stock (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical except for alternate front and back cover pages for the International Offering, which alternate pages appear immediately after the prospectus for the U.S. Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 23, 1996

PROSPECTUS
JUNE  , 1996

                               19,500,000 SHARES

                               PRICECOSTCO, INC.

                                  COMMON STOCK

    This Prospectus relates to 19,500,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock") of Price/Costco, Inc., a Delaware corporation (the "Company" or "PriceCostco"), owned by Fourcar B.V. (the "Selling Stockholder"). The Company will not receive any of the proceeds from sales of the Shares made hereunder. See "Use of Proceeds." Of the 19,500,000 Shares offered by the Selling Stockholder, 15,600,000 Shares are being offered for sale in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 3,900,000 Shares are being offered for sale outside the U.S. and Canada in a concurrent offering by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers. See "Underwriting."

    The Common Stock is traded on the Nasdaq National Market under the symbol "PCCW". On May 22, 1996, the last reported sale price of the Common Stock was $20 7/8 per share.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                     PRICE        UNDERWRITING      PROCEEDS TO
                                                      TO          DISCOUNTS AND       SELLING
                                                    PUBLIC       COMMISSIONS(1)   STOCKHOLDER(2)
- -------------------------------------------------------------------------------------------------
Per Share.....................................         $                $                $
Total(3)......................................         $                $                $
- -------------------------------------------------------------------------------------------------

(1) THE COMPANY AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE SEVERAL U.S. UNDERWRITERS AND INTERNATIONAL MANAGERS (COLLECTIVELY, THE "UNDERWRITERS") AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING ESTIMATED  EXPENSES PAYABLE BY  THE SELLING STOCKHOLDER  OF
    $    .

(3) THE SELLING STOCKHOLDER HAS GRANTED THE U.S. UNDERWRITERS AN OPTION EXERCISABLE WITHIN 30 DAYS AFTER THE DATE HEREOF TO PURCHASE UP TO 1,691,301 ADDITIONAL SHARES OF COMMON STOCK, ON THE SAME TERMS AND CONDITIONS AS SET FORTH ABOVE, AT THE PRICE TO PUBLIC, LESS THE UNDERWRITING DISCOUNTS AND COMMISSIONS, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE U.S.
    UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO SELLING STOCKHOLDER
    WILL BE $   , $   , AND $   , RESPECTIVELY. SEE "UNDERWRITING."

    The Shares offered hereby are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including the right to reject any order in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on or about June , 1996.

DONALDSON, LUFKIN & JENRETTE
          SECURITIES CORPORATION

                               SALOMON BROTHERS INC

                                                                  UBS SECURITIES

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the
Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended September 3, 1995, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 26, 1995 and February 18, 1996, and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed by the Company with the Commission, are hereby incorporated in this Prospectus by reference.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Richard J. Olin, Vice President, Price/ Costco, Inc., 999 Lake Drive, Issaquah, Washington 98027, telephone number (206) 313-6469.

                                  THE COMPANY

    The Company operates, principally through subsidiaries, a chain of cash and carry membership warehouses under the names "Costco Wholesale" and "Price Club". The Company's business is based on the concept that offering members very low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce rapid inventory turnover and high sales volumes. This rapid inventory turnover, when combined with operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables the Company to operate profitably at significantly lower gross margins than traditional wholesalers, discount retailers and supermarkets.

    The Company buys virtually all of its merchandise directly from manufacturers for shipment either directly to the Company's selling warehouses or to a consolidation point where various shipments are combined so as to minimize freight and handling costs. As a result, the Company eliminates many of the costs associated with multiple step distribution channels, which include purchasing from distributors as opposed to manufacturers, use of central receiving, storing and distributing warehouses and storage of merchandise in locations off the sales floor. By providing this more cost effective means of distributing goods, the Company meets the needs of business customers who otherwise would pay a premium for small purchases and for the distribution services of traditional wholesalers, and who cannot otherwise obtain the full range of their product requirements from any single source. In addition, these business members will often combine personal shopping with their business purchases. The Company's merchandise selection is designed to appeal to both the business and consumer requirements of its members by offering a wide range of nationally branded and selected private label products, often in case, carton or multiple-pack quantities, at low prices.

    As of May 22, 1996, the Company operated 249 membership warehouses in 21 states (189 locations), nine Canadian provinces (55 locations), and the United Kingdom (five locations, through a 60% owned subsidiary). In addition, the Company operates 13 membership warehouses in Mexico through a joint venture in which the Company has a 50% interest.

    The Company is incorporated in the State of Delaware. The Company's offices are located at 999 Lake Drive, Issaquah, Washington 98027, telephone (206) 313-8100.

                                USE OF PROCEEDS

    All of the Shares offered hereby are being offered by the Selling Stockholder. The Company will not receive any proceeds from the sale of the Shares. See "Selling Stockholder."

                              SELLING STOCKHOLDER

    Fourcar B.V., an indirect subsidiary of Carrefour S.A., is the owner of 21,191,301 shares of Common Stock (10.8% of the outstanding shares of Common Stock) and is offering 19,500,000 shares of Common Stock pursuant to this Prospectus, and has granted the U.S. Underwriters an option to acquire any or all of its remaining 1,691,301 shares of Common Stock solely to cover over-allotments. See "Underwriting." In the event the over-allotment option is not exercised in full, the Selling Stockholder intends to sell the remainder of its shares of Common Stock following completion of the Offerings pursuant to Rule 144 under the Securities Act.

    Daniel Bernard, Chief Executive Officer of Carrefour S.A., has been a director of the Company since June 1, 1994. Pursuant to an agreement with the Company, Carrefour S.A. has the right to have a representative on the Company's Board of Directors so long as Carrefour S.A. beneficially owns 10% or more of the outstanding Common Stock. Mr. Bernard intends to resign from the Company's Board of Directors upon completion of the Offerings.

    The Selling Stockholder and the Company have agreed to pay 39.6% and 60.4%, respectively, of the expenses of registration (other than underwriting discounts and commissions, which will be paid by the Selling Stockholder) in connection with the sale of the shares of Common Stock offered hereby.

                     SELECTED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

    The selected consolidated financial information of the Company presented in the table below for each of the last five fiscal years and the balance sheet data as of the end of each such year has been derived from audited consolidated financial statements included in the documents incorporated by reference in this Prospectus. The selected consolidated financial information of the Company presented in the table below as of and for the 24 weeks ended February 12, 1995 and February 18, 1996 is unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results for such periods, have been included. The results of operations for the 24 weeks ended February 18, 1996 may not be indicative of results of operations to be expected for the full year. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended September 3, 1995 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended November 26, 1995 and February 18, 1996 incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                                                                     24 WEEKS ENDED
                                                        FISCAL YEARS(1)                        --------------------------
                                   ----------------------------------------------------------  FEBRUARY 12,  FEBRUARY 18,
                                      1991        1992        1993        1994        1995         1995          1996
                                   ----------  ----------  ----------  ----------  ----------  ------------  ------------
                                                                                                      (UNAUDITED)
INCOME STATEMENT DATA
  Net sales......................  $11,813,509 $13,820,380 $15,154,685 $16,160,911 $17,905,926  $8,173,878    $8,901,932
  Gross profit (2)...............   1,057,686   1,254,917   1,403,532   1,498,020   1,680,078      774,640       860,824
  Membership fees and other......     228,742     276,998     309,129     319,732     341,360      163,367       170,327
  Operating expenses (3).........     952,259   1,156,493   1,347,832   1,457,613   1,588,106      719,051       793,336
  Operating income...............     334,169     375,422     364,829     360,139     433,332      218,956       237,815
  Other income (expense) (4).....       7,872      (6,567)    (28,366)    (36,584)    (65,128)     (26,242)      (31,894)
  Provision for merger and
    restructuring expenses (5)...          --          --          --    (120,000)         --           --            --
  Income from continuing
    operations...................  $  207,293  $  223,022  $  202,843  $  110,898  $  217,241   $  113,298    $  120,979
  Discontinued operations (6)
    Income (loss), net of tax....      11,566      19,385      20,404     (40,766)         --           --            --
    Loss on disposal.............          --          --          --    (182,500)    (83,363)     (83,363)           --
  Net income (loss)..............  $  218,859  $  242,407  $  223,247  $ (112,368) $  133,878   $   29,935    $  120,979
  Income (loss) per common and
    common equivalent share
    (fully diluted)
    Continuing operations........        $.93        $.98        $.92        $.51(5)      $1.05        $.52         $.59
    Discontinued operations (6)
      Income (loss) net of tax...         .05         .08         .08        (.19)         --           --            --
      Loss on disposal...........          --          --          --        (.83)       (.37)        (.36 )          --
                                   ----------  ----------  ----------  ----------  ----------  ------------  ------------
    Net income (loss)............        $.98       $1.06       $1.00       $(.51)       $.68         $.16          $.59
                                   ----------  ----------  ----------  ----------  ----------  ------------  ------------
                                   ----------  ----------  ----------  ----------  ----------  ------------  ------------
OPERATING DATA
  Warehouses open at end of
    period.......................         140         170         200         221         240          231           250
  Comparable warehouse sales
    increase (decrease) (7)......          10%          6%         (3)%         (3)%          2%           0 %           4 %

                                  SEPTEMBER 1,  AUGUST 30,   AUGUST 29,   AUGUST 28,   SEPTEMBER 3,  FEBRUARY 12,  FEBRUARY 18,
                                      1991         1992         1993         1994          1995          1995          1996
                                  ------------  -----------  -----------  -----------  ------------  ------------  ------------
BALANCE SHEET DATA
  Working capital (deficit).....   $  304,703    $ 281,592    $ 127,312    $(113,009)   $    9,381    $ (128,036)   $  (50,319)
  Total assets..................    2,986,094    3,576,543    3,930,799    4,235,659     4,437,419     4,120,788     4,600,691
  Long-term debt (8)............      500,440      813,976      812,576      795,492     1,094,615       794,004     1,092,842
  Stockholders' equity (9)......    1,429,703    1,593,943    1,796,728    1,684,960     1,530,744     1,410,808     1,628,674
  Shares outstanding at end of
    period (6)..................      219,612      216,020      217,074      217,795       195,164       194,806       195,394

- ------------------------------
(1) The Company reports its financial position and results of operations utilizing a 52- or 53-week fiscal year which ends on the Sunday nearest August 31. Fiscal 1995 was a 53-week year; all other fiscal years presented were 52 weeks.

(2) Gross profit is comprised of net sales less merchandise costs.

(3) Operating expenses include selling, general and administrative expenses, preopening expenses and provision for estimated warehouse closing costs.

(4) Other income (expense) includes interest expense, interest income and other income or expense.

(5) Includes provision for merger and restructuring expenses of $120,000 pre-tax ($80,000 or $.36 per share, after tax) related to the merger of The Price Company and Costco Wholesale Corporation in October 1993. If such provision for merger and restructuring expenses were excluded, income from continuing operations for fiscal 1994 would have been $190,898 or $.87 per share.

(6) In the fourth quarter of fiscal 1994, the Company reported its non-club real estate segment as a discontinued operation. All of the assets of the non-club real estate segment, along with certain other assets, were included in the spin-off of Price Enterprises. In connection with the decision to discontinue the non-club real estate operations, the Company recorded primarily non-cash charges of $80,500 pre-tax ($47,500 after tax or $.22 per share) related to a change in calculating estimated losses for assets which are considered to be economically impaired and of $182,500 ($15,250 of which related to expenses of the transaction) for estimated loss on disposal of Price Enterprises. In the second quarter of fiscal 1995, an additional non-cash charge of $83,363 for the loss on disposal of Price Enterprises was recorded to reflect the consummation of the spin-off transaction. The additional charge on the spin-off of Price Enterprises reflected the difference between the $15.25 per share estimated trading price of Price Enterprises Common Stock (used to calculate the estimated loss in the fourth quarter of fiscal 1994) and the average closing sales price of Price Enterprises Common Stock during the 20 trading days commencing on the sixth trading day following the closing of the spin-off on December 20, 1994 (which was approximately $12.16 per share) multiplied by the 27 million shares which were exchanged or sold during the second quarter of fiscal 1995.

(7) Calculated based on sales from warehouses open at least one year.

(8) Long-term debt includes convertible subordinated debt and other long-term debt, net of current portion.

(9) PriceCostco did not pay any dividends on its Common Stock during the periods presented.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

    Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

    A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax under the United States real property holding company rules discussed below. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

    The Company may be, or may subsequently become, treated as a United States real property holding corporation for United States Federal income tax purposes because of its ownership of substantial real estate assets in the United States. If the Company were to be treated as a United States real property holding corporation, then a Non-United States Holder who holds, directly or indirectly, more than 5% of the Common Stock of the Company will be subject to United States Federal income taxation on any gain realized from the sale or exchange of such stock, unless an exemption is provided under an applicable treaty.

FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations. The Internal Revenue Service recently issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the U.S. Underwriters named below (the "U.S. Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc and UBS Securities LLC are acting as representatives (the "U.S. Representatives"), and the international managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, UBS Limited and Salomon Brothers International Limited are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Selling Stockholder, and the Selling Stockholder has agreed to sell to the Underwriters at the public offering price set forth on the cover page of this Prospectus less the underwriting discounts and commissions, the Shares. The respective number of Shares that each Underwriter has agreed to purchase is set forth opposite its name below:

                                  U.S. UNDERWRITERS                                    NUMBER OF SHARES
- -------------------------------------------------------------------------------------  -----------------
Donaldson, Lufkin & Jenrette Securities Corporation..................................
Salomon Brothers Inc.................................................................
UBS Securities LLC...................................................................
                                                                                       -----------------
  U.S. Offering subtotal.............................................................       15,600,000
                                                                                       -----------------


                               INTERNATIONAL MANAGERS                                  NUMBER OF SHARES
- -------------------------------------------------------------------------------------  -----------------
Donaldson, Lufkin & Jenrette Securities Corporation..................................
UBS Limited..........................................................................
Salomon Brothers International Limited...............................................
                                                                                       -----------------
  International Offering subtotal....................................................        3,900,000
                                                                                       -----------------
    Total............................................................................       19,500,000
                                                                                       -----------------
                                                                                       -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by their counsel and to certain other conditions precedent. The Underwriting Agreement also provides that the Company and the Selling Stockholder will indemnify the Underwriters and certain persons controlling the Underwriters against certain liabilities and expenses, including under the Securities Act, or will contribute to payments the Underwriters are required to make in respect thereof. The nature of the Underwriters' obligations under the Underwriting Agreement is such that they are committed to purchase all of the Shares if they purchase any of the Shares. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering are identical.

    The Underwriters have advised the Selling Stockholder that they propose to offer the Shares to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per Share. The Underwriters may allow, and
such dealers may reallow,  a concession not in  excess of $        per Share  to
certain other dealers. After the public offering of the Shares, the public offering price, concession and reallowance may be changed by the Underwriters.

    The Selling Stockholder has granted to the U.S. Underwriters an option to purchase up to an aggregate of 1,691,301 additional shares of the Company's
Common Stock at the public offering price net of underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the U.S. Representatives exercise such option, each of the U.S. Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's initial commitment as indicated in the preceding table.

    The Company has agreed with the Underwriters, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of the Representatives, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any Common Stock, or enter into any agreement to do any of the foregoing, for a period of 90 days after the date of the Underwriting Agreement.

    Pursuant to an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between U.S. Underwriters and International Managers"), each U.S. Underwriter has represented and agreed that, with respect to the Common Stock included in the U.S. Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented and agreed that, with respect to the Common Stock included in the International Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions and to certain other transactions among the International Managers and the U.S. Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

    Pursuant to the Agreement between U.S. Underwriters and International Managers, sales may be made between U.S. Underwriters and the International Managers of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency of settlement of any shares of Common Stock so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

    Pursuant to the Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send any dealer who purchases from it any Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented and agreed that (i) it has not offered or sold and during the period of six months from the date of this Prospectus will not offer or sell any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 of Great Britain and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

    No action has  been taken in  any jurisdiction by  the Company, the  Selling
Stockholder or the Underwriters that would permit a public offering of Common Stock offered pursuant to the Offerings in any jurisdiction where action for that purpose is required, other than the United States. The distribution of this Prospectus and the offering or sale of the Common Stock offered hereby in certain jurisdictions may be restricted by law. Accordingly, the Common Stock offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with such Common Stock may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Such restrictions may be set out in applicable Prospectus supplements. Persons into whose possession this Prospectus comes are required by the Company, the Selling Stockholder and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus does not constitute an offer of, or an invitation to subscribe for purchase of, any shares of Common Stock and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

    Certain of the Underwriters have performed investment banking services for the Company, for which they received customary compensation. Hamilton E. James, a Managing Director of DLJ, is a director of the Company.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Foster Pepper & Shefelman, Seattle, Washington. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. Members of Foster Pepper & Shefelman own 6,667 shares of the Company's Common Stock. Skadden, Arps, Slate, Meagher & Flom has from time to time represented the Company on unrelated matters.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company for each of the three fiscal years in the period ended September 3, 1995, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. In those reports, that firm states that with respect to The Price Company for fiscal year 1993, its opinion is based on the report of other independent auditors, namely Ernst & Young LLP. The consolidated financial statements referred to above have been incorporated herein by reference in reliance upon the reports of said firms and upon the authority of those firms as experts in accounting and auditing.

    With respect to the unaudited financial information of the Company for the 12-week period ended November 26, 1995 and for the 12- and 24-week periods ended February 18, 1996, incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon and incorporated by reference herein state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because neither of those reports is a "report" or a "part" of this Prospectus prepared or certified by Arthur Andersen LLP within the meaning of Sections 7 or 11 of the Securities Act.

- --------------------------------------------------
                              --------------------------------------------------
- --------------------------------------------------
                              --------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                        PROSPECTUS

Available Information........................           2
Incorporation of Certain Documents by
 Reference...................................           2
The Company..................................           3
Use of Proceeds..............................           3
Selling Stockholder..........................           3
Selected Financial and Operating Data........           4
Certain United States Federal Tax
 Consequences to Non-United States Holders...           5
Underwriting.................................           7
Legal Matters................................           9
Experts......................................           9

                               19,500,000 SHARES

                               PRICECOSTCO, INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                              SALOMON BROTHERS INC

                                 UBS SECURITIES

- --------------------------------------------------
                              --------------------------------------------------
- --------------------------------------------------
                              --------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                   SUBJECT TO COMPLETION, DATED MAY 23, 1996

PROSPECTUS
JUNE  , 1996

                               19,500,000 SHARES

                               PRICECOSTCO, INC.

                                  COMMON STOCK

    This Prospectus relates to 19,500,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock") of Price/Costco, Inc., a Delaware corporation (the "Company" or "PriceCostco"), owned by Fourcar B.V. (the "Selling Stockholder"). The Company will not receive any of the proceeds from sales of the Shares made hereunder. See "Use of Proceeds." Of the 19,500,000 Shares offered by the Selling Stockholder, 3,900,000 Shares are being offered for sale outside the United States and Canada in an offering by the International Managers (the "International Offering") and 15,600,000 Shares are being offered for sale in the U.S. and Canada in a concurrent offering by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers. See "Underwriting."

    The Common Stock is traded on the Nasdaq National Market under the symbol "PCCW". On May 21, 1996, the last reported sale price of the Common Stock was $20.375 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES  COMMISSION
      PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
                                                     PRICE        UNDERWRITING      PROCEEDS TO
                                                      TO          DISCOUNTS AND       SELLING
                                                    PUBLIC       COMMISSIONS(1)   STOCKHOLDER(2)
- -------------------------------------------------------------------------------------------------
Per Share.....................................        $ .               $                $
Total(3)......................................         $                $                $
- -------------------------------------------------------------------------------------------------

(1) THE COMPANY AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE SEVERAL U.S. UNDERWRITERS AND INTERNATIONAL MANAGERS (COLLECTIVELY, THE "UNDERWRITERS") AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933. SEE "UNDERWRITING."

(2)  BEFORE DEDUCTING ESTIMATED  EXPENSES PAYABLE BY  THE SELLING STOCKHOLDER OF
    $    .

(3) THE SELLING STOCKHOLDER HAS GRANTED THE U.S. UNDERWRITERS AN OPTION EXERCISABLE WITHIN 30 DAYS AFTER THE DATE HEREOF TO PURCHASE UP TO 1,691,301 ADDITIONAL SHARES OF COMMON STOCK, ON THE SAME TERMS AND CONDITIONS AS SET FORTH ABOVE, AT THE PRICE TO PUBLIC, LESS THE UNDERWRITING DISCOUNTS AND COMMISSIONS, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO SELLING STOCKHOLDER
    WILL BE $   , $   , AND $   , RESPECTIVELY. SEE "UNDERWRITING."

    The Shares offered hereby are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including the right to reject any order in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on or about June , 1996.

DONALDSON, LUFKIN & JENRETTE
          SECURITIES CORPORATION

                              UBS LIMITED

                                          SALOMON BROTHERS INTERNATIONAL LIMITED

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
- --------------------------------------------------
                              --------------------------------------------------
- --------------------------------------------------
                              --------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                        PROSPECTUS
Available Information........................           2
Incorporation of Certain Documents by
 Reference...................................           2
The Company..................................           3
Use of Proceeds..............................           3
Selling Stockholder..........................           3
Selected Financial and Operating Data........           4
Certain United States Federal Tax
 Consequences to Non-United States Holders...           5
Underwriting.................................           7
Legal Matters................................           9
Experts......................................           9

                               19,500,000 SHARES
                               PRICECOSTCO, INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                                  UBS LIMITED

                                SALOMON BROTHERS
                             INTERNATIONAL LIMITED

- --------------------------------------------------
                              --------------------------------------------------
- --------------------------------------------------
                              --------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities, which will be paid 60.4% and 39.6% by the Company and the Selling Stockholder, respectively, are estimated to be:

Securities and Exchange Commission Registration Fee.......................  $ 148,431
Accounting Fees and Expenses..............................................  $  20,000
Attorneys' Fees and Expenses..............................................  $  20,000
Printing Expenses.........................................................  $   *
Blue Sky Filing Fees and Expenses (including attorneys' fees).............  $   *
Miscellaneous Expenses....................................................  $   *
    Total.................................................................  $   *
                                                                            ---------
                                                                            ---------

- ------------------------
*   To be completed by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") and the Amended and Restated Bylaws of the Company (the
"Bylaws") provide for indemnification of present and former directors and officers of the Company, The Price Company ("Price") and Costco Wholesale Corporation ("Costco") and persons serving as directors, officers, employees or agents of another corporation or entity at the request of the Company, Price or Costco (each, an "Indemnified Party"), each to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL allows indemnification of specified persons by Delaware corporations, and describes requirements and limitations on such powers of indemnification. The Company has included in the Certificate of Incorporation and the Bylaws provisions which require the Company to indemnify an Indemnified Party if the standard of conduct and other requirements set forth therein and by the DGCL are met.

    Indemnified Parties are specifically indemnified in the Certificate of Incorporation and the Bylaws (the "Indemnification Provisions") from expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding (i) by reason of the fact that he or she is or was a director or officer of the Company, Price or Costco or served as a director, officer, employee or agent at the request of the Company, Price or Costco or (ii) by or in right of the Company, Price or Costco, provided that indemnification is permitted only with judicial approval if the Indemnified Party is adjudged to be liable to the Company. Such Indemnified Party must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. Any indemnification must be authorized based on a determination that the indemnification is proper as the applicable standard of conduct has been met by the Indemnified Party. Such determination will be made by a majority vote of a quorum of the Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel or by the stockholders. In the event that a determination is made that a director or officer is not entitled to indemnification under the Indemnification Provisions, the Indemnification Provisions provide that the Indemnified Party may seek a judicial determination of his or her rights to indemnification. The Indemnification Provisions further provide that the Indemnified Party is entitled to indemnification for and advancement of all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from the Company an indemnity claim or advancement of expenses under the Indemnification Provisions whether or not such Indemnified Party is successful.

    The Company will pay expenses incurred by a director or officer of the Company, or a former director or officer of Price of Costco, in advance of the final disposition of an action, suit or proceeding, if he or she undertakes to repay amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. The Indemnification Provisions are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Bylaws or any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction.

    The Company is authorized to purchase insurance on behalf of an Indemnified Party for liabilities incurred, whether or not the Company would have the power or obligation to indemnify him or her pursuant to the Certificate of Incorporation or the DGCL. The Company has obtained such insurance.

    The Company has entered into indemnification agreements with all of its directors providing for the foregoing.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      1.1  Form of Underwriting Agreement (to be filed by amendment).
      5.1  Opinion of Foster Pepper & Shefelman.
     15.1  Letter of Arthur Andersen LLP regarding unaudited interim financial information
            (included in its consent filed as Exhibit 23.1).
     23.1  Consent of Arthur Andersen LLP.
     23.2  Consent of Foster Pepper & Shefelman (included in its opinion filed as Exhibit 5.1).
     23.3  Consent of Ernst & Young LLP.
     24.1  Power of Attorney (included on the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i) The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on the 22nd day of May, 1996.

                                          PRICE/COSTCO, INC.

                                          By: /s/ JAMES D. SINEGAL
                                             -----------------------------------
                                          Its: President, Chief Executive
                                               Officer and Director

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes Jeffrey H. Brotman, James D. Sinegal, Richard A. Galanti and Richard J. Olin, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement and any Rule 462(b) registration statement, including any and all post-effective amendments.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.

       /s/ JEFFREY H. BROTMAN
- ------------------------------------  Chairman of the Board of Directors
         Jeffrey H. Brotman

        /s/ JAMES D. SINEGAL
- ------------------------------------  President, Chief Executive Officer and Director
          James D. Sinegal

       /s/ RICHARD A. GALANTI
- ------------------------------------  Executive Vice President, Chief Financial Officer and
         Richard A. Galanti            Director (Principal Financial Officer)

      /s/ RICHARD D. DICERCHIO
- ------------------------------------  Executive Vice President, COO--Merchandising and
        Richard D. DiCerchio           Director

       /s/ DAVID S. PETTERSON
- ------------------------------------  Senior Vice President and Corporate Controller
         David S. Petterson            (Principal Accounting Officer)
- ------------------------------------
           Daniel Bernard             Director

       /s/ HAMILTON E. JAMES
- ------------------------------------  Director
         Hamilton E. James

      /s/ RICHARD M. LIBENSON
- ------------------------------------  Director
        Richard M. Libenson

       /s/ JOHN W. MEISENBACH
- ------------------------------------  Director
         John W. Meisenbach

   /s/ FREDRICK O. PAULSELL, JR.
- ------------------------------------  Director
     Fredrick O. Paulsell, Jr.

      /s/ JILL S. RUCKELSHAUS
- ------------------------------------  Director
        Jill S. Ruckelshaus

                               INDEX TO EXHIBITS

  EXHIBIT                                              DESCRIPTION                                               PAGE
- -----------  ------------------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement..................................................................
       5.1   Opinion of Foster Pepper & Shefelman
      15.1   Letter of Arthur Andersen LLP regarding unaudited interim financial information (included in its consent filed as Exhibit 23.1).................................................................
      23.1   Consent of Arthur Andersen LLP..................................................................
      23.2   Consent of Foster Pepper & Shefelman (included in its opinion filed as Exhibit 5.1).............
      23.3   Consent of Ernst & Young LLP....................................................................
      24.1   Power of Attorney (included on the signature page of this Registration Statement)...............